EXHIBIT 23.3


                          CONSENT OF ERNST & YOUNG LLP

     We consent to the incorporation by reference of our report dated April 14, 1997 accompanying the financial statement and schedules of:

     (a)  Santa Anita Companies

     (b)  Santa Anita Realty Enterprises, Inc., and

     (c)  Santa Anita Operating Company and Subsidiaries

appearing in the above-listed entities' Annual Report on Form 10-K, as amended by amendments on Form 10-K/A, for the year ended December 31, 1996 in the joint Registration Statement on Form S-3 and related Prospectus filed by Meditrust Corporation (formerly known as "Santa Anita Realty Enterprises, Inc.") and Meditrust Operating Company (formerly known as "Santa Anita Operating Company").


                                                     Ernst & Young LLP


Los Angeles, California
November 12, 1997